Nevro Reports Second Quarter 2016 Financial Results

Updates Worldwide Revenue Guidance for Full Year 2016

Redwood City, Calif., August 8, 2016 - Nevro Corp. (NYSE: NVRO), a global medical device company that is providing innovative evidence-based solutions for the treatment of chronic pain, today reported financial results for the three and six months ended June 30, 2016.

Second Quarter Highlights:

•	Achieved revenue of $55.4 million in the second quarter of 2016, an increase of 385% as reported, over the same period of the prior year
o	U.S. revenue of $40.6 million for the second quarter of 2016, the fourth full quarter of commercial availability of the company’s HF10TM therapy in the U.S.
o	International revenue of $14.8 million in the second quarter of 2016 increased 33% in constant currency and 30% on an as-reported basis, both over the same period of the prior year
•	Raised gross proceeds of $172.5 million in public offering of convertible senior notes due 2021
•	Publication of the 24-month SENZA-RCT results accepted by Neurosurgery, the official Journal of the Congress of Neurological Surgeons

"I am excited by our progress in becoming a leader in Neuromodulation,” said Rami Elghandour, President and CEO of Nevro. “Our focus on improving patient outcomes continues to guide our research and commercial efforts, and we are well-positioned for sustainable success.  With global adoption broadening, two-year evidence supporting the superiority of HF10 therapy accepted for publication, and growth of our team, we are raising our revenue expectations for 2016."

Second Quarter Financial Results

Revenue for the three months ended June 30, 2016 was $55.4 million versus $11.4 million during the same period of the prior year, representing 385% growth as reported. U.S. revenue for the three months ended June 30, 2016 was $40.6 million in the fourth full quarter of U.S. commercial availability. International revenue was $14.8 million, representing growth of 33% in constant currency and 30% on an as-reported basis. The increase in international revenue was primarily attributable to the continued adoption of the Senza system.

Gross profit for the three months ended June 30, 2016 was $36.6 million, representing a 66% gross margin, up from $5.9 million, representing a 52% gross margin, in the same period of the prior year.

Operating expenses for the three months ended June 30, 2016 were $42.5 million compared to $25.1 million in the same period of the prior year, representing an increase of 69%. The increase in operating expenses was driven primarily by increased headcount and related personnel costs.

Loss from operations for the second quarter of 2016 was $5.9 million compared to $19.2 million for the same period of the prior year.

Guidance for Full Year 2016

Nevro projects worldwide revenue for 2016 to be in the range of $210 to $220 million. This compares to previous expectations for 2016 worldwide revenue in the range of $175 to $185 million announced in May 2016.

Webcast and Conference Call Information

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Individuals interested in listening to the conference call may dial (877) 201-0168 for domestic callers, or (647) 788-4901 for international callers (Conference ID: 48763854), or access the webcast on the “Investors” section of the company’s web site at: www.nevro.com.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza spinal cord stimulation (SCS) system, an evidence-based neuromodulation platform for the treatment of chronic pain. The Senza system is the only SCS system that delivers Nevro's proprietary HF10 therapy. Senza, HF10, Nevro and the Nevro logo are trademarks of Nevro.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements with respect to our business, capital resources, strategic initiatives and growth reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including continuing adoption of, and interest in, Senza in the U.S. and international markets; our plans for continued commercialization of Senza; our progress towards becoming a leader in Neuromodulation; our positioning for sustained success; and our expectations for worldwide revenue for the full year 2016. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These factors, together with those that are described in greater detail in our Annual Report on Form 10-K filed on February 29, 2016 and our

Quarterly Report on Form 10-Q that we expect to file on August 8, 2016, as well as any reports that we may file with the SEC in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our results for the quarter ended June 30, 2016 are not necessarily indicative of our operating results for any future periods.

Investor Relations Contact:

Nevro Investor Relations

Katherine Bock

(650) 433-3247

ir@nevro.com

Nevro Corp.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(unaudited)
Revenue	$55,400	$11,418	$97,051	$21,080
Cost of revenue	18,842	5,508	34,506	9,381
Gross profit	36,558	5,910	62,545	11,699
Operating expenses:
Research and development	8,169	5,263	14,530	10,261
Sales, general and administrative	34,312	19,822	62,955	32,952
Total operating expenses	42,481	25,085	77,485	43,213
Loss from operations	(5,923)	(19,175)	(14,940)	(31,514)
Other income (expense):
Interest income (expense), net	(677)	(571)	(1,104)	(1,140)
Other income (expense), net	(653)	175	(163)	(835)
Loss on extinguishment of debt	(1,268)	—	(1,268)	—
Loss before income taxes	(8,521)	(19,571)	(17,475)	(33,489)
Provision for income taxes	258	155	592	297
Net loss	(8,779)	(19,726)	(18,067)	(33,786)
Changes in foreign currency translation adjustment	(67)	120	(346)	(3)
Changes in gains (losses) on short-term investments	157	164	211	85
Net change in other comprehensive loss	90	284	(135)	82
Comprehensive loss	$(8,689)	$(19,442)	$(18,202)	$(33,704)
Net loss per share, basic and diluted	$(0.31)	$(0.77)	$(0.64)	$(1.34)
Weighted average shares used to compute net loss per share, basic and diluted	28,381,253	25,564,249	28,287,855	25,208,710

Nevro Corp.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30,	December 31,
	2016	2015
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$50,696	$87,036
Short-term investments	239,791	106,634
Accounts receivable, net	36,855	22,522
Inventories, net	68,122	62,430
Prepaid expenses and other current assets	7,014	4,009
Total current assets	402,478	282,631
Property and equipment, net	6,688	5,794
Other assets	2,240	1,852
Restricted cash	906	906
Total assets	$412,312	$291,183
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$13,121	$21,887
Accrued liabilities and other	17,432	14,502
Total current liabilities	30,553	36,389
Long-term debt	134,786	19,740
Other long-term liabilities	573	462
Total liabilities	165,912	56,591

Stockholders’ equity
Common stock, $0.001 par value – 290,000,000 shares authorized, 28,482,180 and 28,143,573 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	28	28
Additional paid-in capital	454,157	424,147
Accumulated other comprehensive loss	(310)	(175)
Accumulated deficit	(207,475)	(189,408)
Total stockholders’ equity	246,400	234,592
Total liabilities and stockholders’ equity	$412,312	$291,183

SOURCE Nevro Corp.